===============================================================================

Information required in proxy statement.
Section 240.14a-101


                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                 AMERICAN CRAFT BREWING INTERNATIONAL LIMITED
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                 AMERICAN CRAFT BREWING INTERNATIONAL LIMITED
                      One Galleria Boulevard, Suite 1714
                           Metairie, Louisiana 70001


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be Held on June 10, 1998


        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of American Craft Brewing International Limited (the "Company") will be held at the East Bank Regional Library at 4747 West Napoleon Avenue, Metairie, Louisiana 70001 on Thursday June 10, 1998 at 10:00 a.m., local time, for the following purposes:


        (1)  To Elect six (6) directors to the Board of Directors;

        (2)  To approve certain amendments to the Company's 1996 Stock Option
Plan: (a) to increase the number of shares of Common Stock reserved for issuance thereunder by an additional 400,000 shares to a total of 1,000,000 shares;

        (3) To vote on a proposal to increase the authorized shares of common stock to 75 million shares.

        (4) To vote on a proposal to ratify the selection of independent auditors; and

        (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed the close of business on April 13, 1998 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the meeting and any adjournment thereof. From April 13, 1998 to June 10, 1998, during ordinary business hours, a list of such shareholders shall be available for examination by any stockholder for any purpose germane to the annual meeting at the offices of the Company.

        Your attention is directed to the Proxy Statement submitted with this Notice.

                                       By Order of the Board of Directors,


                                       JAMES L. AKE
                                       Executive Vice President, Chief Operating
                                       Officer and Secretary

Metairie, Louisiana
April 22, 1998

     PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                 AMERICAN CRAFT BREWING INTERNATIONAL LIMITED
                      One Galleria Boulevard, Suite 1714
                           Metairie, Louisiana 70001

                                ---------------

                                PROXY STATEMENT

                                ---------------

     The enclosed form of proxy is solicited by the Board of Directors of American Craft Brewing International Limited (the "Company") for use at the annual meeting of stockholder to be held at the East Bank Regional Library at 4747 West Napoleon Avenue, Metairie, Louisiana 70001 on June 10, 1998 and any adjournment thereof. When such proxy is properly executed and returned, the shares it represents will be voted as directed at the meeting any and adjournment thereof or, if no direction is indicated, such shares will be voted in favor of the proposals set forth in the notice attached hereto. Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (i) an instrument revoking such proxy or (ii) a duly executed proxy bearing a later date. Furthermore, if a stockholder attends the meeting and elects to vote in person, any previously executed proxy is thereby revoked.

     Only stockholders of record as of the close of business on April 13, 1998 (the "Record Date") will be entitled to vote at the annual meeting. As of that date, the Company had outstanding 3,796,876 shares of common stock, $0.01 par value ("Common Stock"). Each share of Common Stock is entitled to one vote. No cumulative voting rights are authorized, and appraisal rights for dissenting stockholders are not applicable to the matters being proposed. It is anticipated that the Proxy statement and the accompanying proxy will first be mailed to stockholders of record on or about April 20, 1998.

Votes cast by proxy of in person at the annual meeting will be tabulated by the inspector of elections appointed for the meeting who will also determine whether a quorum is present for the transaction of business. The Company's Bye-laws provide that a quorum is present if the holders of a majority of the issued and outstanding capital stock of the Company are present in person or represented by proxy at the meeting. Abstentions and broker "nonvotes" will be counted as present I determining whether a quorum requirement is satisfied. A broker "nonvote" occurs when a broker holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the broker has not received instructions from the beneficial owner and does no have discretionary power. Proposals must receive the affirmative vote of a majority of the votes cast for approval. An abstention from voting by a stockholder and broker "nonvotes" are not counted for purposes of determining whether a proposal has been approved.

PROPOSAL 1- ELECTION OF DIRECTORS

        Management of the Company and the Board of Directors of the Company (the "Board of Directors") recommend the election of the nominees listed below for the office of director to hold office until the next annual meeting and until their successors are elected and qualified or until their earlier resignation or removal.

        The Board of Directors has no reason to believe that any of the nominees for the office of director will not be available for elections as a director. However, if at the time of the annual meeting should any of the nominees be unable or decline to serve, the persons named in the proxy will vote for such substitute nominees, vote to allow the vacancy created thereby to remain open until filled by the Board of Directors of vote to reduce the number or directors for the ensuing year, as the Board of Directors recommends. In no event, however, can the proxy be voted to elect more than ten (10) directors. The election of the nominees to the Board of Directors requires the affirmative vote of a majority of the votes cast at the meeting.

        Set forth below are the nominees for election to the Board of Directors. Also set forth below as to each nominee is his age, the year in which such nominee was first elected a director, a brief description of such nominee 's principal occupation and business experience during the past five years, directorships of certain companies presently held by such persons and certain other information, which information has been furnished by the respective individuals.


PETER W. H. BORDEAUX
Age 49
Director since 1996

        Mr. Bordeaux has been Chairman of the Board of Directors of AmBrew International since June 5, 1996 and has been associated with its subsidiaries since August 9, 1994. Mr. Bordeaux has been President and Chief Executive Officer of AmBrew International since February 12, 1997. Prior to his employment in these positions and since 1982, Mr. Bordeaux was President and Chief Executive Officer of New Orleans-based Sazerac Company, Inc. ("Sazerac"), the tenth largest United States producer, importer and exporter of spirits as well as a large U.S. distributor of wine, beer and non-alcoholic beverages. Mr. Bordeaux had been with Sazerac since 1980. In addition, Mr. Bordeaux had served as Chairman of Concorde Holdings ("Concorde"), since November 1994, and had served as President, since September 1992, of Leestown Company, Inc., which owns the world's largest bourbon distillery. Mr. Bordeaux was Vice Chairman of the Board of the National Association of Beverage Importers, is presently a Board Member, Vice President and member of the Executive Committee of the Board of the World Trade Center, New Orleans, Chairman of the International Advisory Council of Hibernia National Bank (New Orleans) and a Board Member and Treasurer of Episcopal Housing for Seniors, Inc.


CORNEILUS DUPRE'
Age 46
Director since 1998

        Mr. Dupre' was appointed to fill an existing vacancy in the Company's Board of Directors by the incumbent Board in March 1998. Since 1982 Mr. Dupre' has served as Chief Executive Officer and Managing Director of Dupre' Supply Company and Dupre' International, oil service supply companies that were founded by Mr. Dupre'. Mr. Dupre' received a Bachelors of Science from Louisiana State

University in 1977, a Masters of Business Administration from Northeast Louisiana University in 1980 and a Juris Doctorate from Louisiana State University in 1980. Mr. Dupre' is a member of the Louisiana State Bar, and a member of the American Petroleum Institute.


MARK HALPERN
Age 45
Director since 1998

        Mr. Halpern was appointed to fill an existing vacancy in the Company's Board of Directors by the incumbent Board in March 1998. Since 1993 Mr. Halpern has served as President of Brittany Sales, a marketer and seller of wine and Brittany Imports, a wine and spirit importer, which were founded in 1970 by Mr. Halpern's father. Mr. Halpern is also member of the Board of Directors for Brittany Imports and Brittany Sales Company, both being private companies. Additionally, Mr. Halpern is a member of the Board of Governors for the Sylvester Comprehensive Cancer Center in Miami and a member of the Keepers of the Quaich (Scotland).


PAULA O'CONNOR
Age 48
Director since 1998

        Mrs. O'Connor was appointed to fill an existing vacancy in the Company's Board of Directors by the incumbent Board in March 1998. Mrs. O'Connor is a Certified Public Accountant and since March 1994 has held the position of Financial Consultant with Merrill Lynch and Company. From January 1998 to August 1993 Mrs. O'Connor served as Chairman of the Washington State Liquor Control Board. Additionally, during the period from 1993 to 1996 Mrs. O'Connor served as a director of the American Institute of Certified Public Accountants.


STEVEN A. ROTHSTEIN
Age 47
Director since 1997

        Mr. Rothstein was appointed to fill an existing vacancy in the Company's Board of Directors by the incumbent Board in March 1997. Mr. Rothstein has been the Chairman of the Board of National Securities Corporation, a securities broker-dealer, since 1995. Mr. Rothstein also is Chairman of the Board and President of Olympic Cascade Financial Corporation, the parent holding company of National Securities Corporation. From 1994 to 1995, Mr. Rothstein served as a Managing Director of H.J. Meyers & Co., a securities broker-dealer. From 1992 to 1994, he served as a Managing Director of Rodman and Renshaw, a securities broker-dealer. From 1989 to 1992, he served as a Managing Director of Oppenheimer & Co., a securities broker-dealer. Prior to that, he was a limited partner of Bear Stearns & Co., a securities broker-dealer. Mr. Rothstein received a BA degree from Brown University. He is currently a director of SigmaTron International, Inc., New World Coffee, Inc., and Vita Food Products, Inc. and Gateway Data Sciences Corporation.

STEVE TEBO
Age 41
Director since 1998


        Mr. Tebo was appointed to fill an existing vacancy in the Company's Board of Directors by the incumbent Board on February 19, 1998. Mr. Tebo is the President and founder of Castle Development, Ltd., a consulting firm. During the past five years Mr. Tebo has held the same position.


OPERATION OF THE BOARD OF DIRECTORS

        The Company has a Compensation and Stock Option Committee of the Board of Directors that is composed of Messrs. Tebo and Dupre'. The Compensation Committee is responsible for establishing and administering the overall compensation policies and determining compensation matters applicable to the Company's senior management and other key officers. The Compensation Committee was formed just prior to the Company's Initial Public Offering in September 1996 (the "Offering") and held three meetings during fiscal 1997. The Compensation Committee may exercise such additional authority as may be prescribed from time to time by the Board of Directors.

        The Audit Committee of the Board of Directors is composed of Messr. Halpern and Mme. O'Connor. The Audit Committee was formed just prior to the Offering and held one meeting during fiscal 1997. The Audit Committee is responsible for meeting with the Company's auditors at least annually to review the Company's financial statements and internal accounting controls. The Audit Committee will also be responsible for submitting recommendations to the Board of Directors regarding the Company's internal accounting controls and may exercise such additional authority as may be prescribed from time to time by the Board of Directors.

        The Company does not have a nominating committee.

        In fiscal 1997, twelve meetings of the Board of Directors were held. The Board of Directors also took action during 1997 pursuant to two unanimous written consents without meetings.

DIRECTOR'S COMPENSATION AND EXPENSES

        Each non-employee director will receive 100,000 warrants per year issued at 25,000 warrants per calendar quarter as compensation for their services. The exercise price will be set at the average ending price of the first ten days of trading in January of each fiscal year.

VOTE REQUIRED

        The affirmative vote of a majority of the votes cast at the annual meeting is required to elect the Company's Nominees to the Board.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO.1

                            COMMON STOCK OWNERSHIP

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of January 23, 1998 (i) of each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) of the Company's directors and named executive officers and (iii)of all directors and executive officers as a group.

                                                            Number of Shares
Beneficial Owner                                            Beneficially Owned (1)    Percent of Total
----------------                                            ----------------------    ----------------
James L. Ake (3)                                                      75,000                  2.0%
  One Galleria Boulevard, Suite 1714
  Metairie, Louisiana   70001

Stephen B. Armstrong (3)                                              16,937                  0.4%
  One Galleria Boulevard, Suite 1714
  Metairie, Louisiana  70001

Peter W. H. Bordeaux (2)                                             338,733                  9.0%
  One Galleria Boulevard, Suite 1714
  Metairie, Louisiana  70001

Federico G. Cabo Alvarez (3)                                         955,250                 25.2%
  Cabo Distributing Company
  9657 East Rush Street
  South El Monte, California  91733

David K. Haines (3)                                                  380,000                 10.1%
  A3, 3/F, University Heights
  42 Kotewall Road, Mid Level,
  Hong Kong

Steven A. Rothstein (3)(4)                                            15,160                   (5)
  National Securities Corporation,
  875 North Michigan Avenue, Suite 1560
  Chicago, Illinois  60611

Mellon Bank Corporation                                              200,000                  5.3%
  One Mellon Bank Center
  Pittsburgh, Pennsylvania 15258

All executive officers and                                           445,830                 11.7%
  Directors as a group  (4 persons)(2)(3)

(1) Applicable percentage of ownership, except as described in note 2 to this table is based on 3,796,876 shares of Common Stock outstanding as of the date hereof. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable.

(2) Includes Mr. Bordeaux's vested options to purchase 133,333 shares of Common Stock. Mr. Bordeaux's percentage of outstanding shares was calculated by adding to the number of outstanding shares 133,333 shares deemed to be issued pursuant to Securities Exchange Act Rule 13d-3(d)(1).

(3) Includes vested options granted under the Stock Option Plan of 1996 as amended. The percentage of outstanding shares was calculated by adding to the number of shares outstanding that number of shares deemed to be issued pursuant to Securities Exchange Act Rule 13d-3(d)(1).

(4) Represents warrants to purchase 3,160 shares of Common Stock owned by Mr. Rothstein, which warrants are exercisable.

(5) Less than 1%.

               CERTAIN INFORMATION REGARDING EXECUTIVE OFFICERS

        The Summary Compensation Table below sets forth the cash compensation earned by or paid to the Company's Chief Executive Officer, Chief Operating Officer and certain other executives for the fiscal year ended October 31, 1997. Only the Chief Executive Officer had salary and bonus in excess of $100,000 during the fiscal year ended October 31, 1997.

SUMMARY COMPENSATION TABLE

                                                                                LONG TERM COMPENSATION(1)

                                             ANNUAL COMPENSATION                        AWARDS OPTION    LONG-TERM
NAME AND                                                                                 & WARRANT       INCENTIVE       ALL OTHER
PRINCIPAL POSITION                      YEAR     SALARY(2)       BONUS(3)       OTHER      AWARDS         PAYOUTS       COMPENSATION

Peter Bordeaux                          1997     $141,667        $50,000       $32,173     200,000            --           $1,419
  Chairman, President and
  Chief Executive Officer

James L. Ake                            1997     $ 88,000             --       $ 8,172      75,000            --           $4,277
  Executive Vice President and          1996     $ 22,917             --            --                        --
  Chief Operating Officer

Stephen B. Armstrong                    1997     $ 59,000             --       $ 6,308      10,000            --           $   52
  Executive VP and GM
  AmBrew USA

----------------
(1) The Company has no long-term incentive compensation plans other than the Stock Option Plan.
(2) Amounts shown include compensation deferred pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended.
(3) The Company has no formal bonus plan and does not provide for deferred awards. The Company may pay bonuses based on individual and Company performance.


        Set forth below as to Mr. Ake and certain significant employees of the Company who are not members of the Board of Directors is his or her age, a brief description of the principal occupation and business experience during the past five years, directorships of certain companies presently held by such persons, and certain other information, which information has been furnished by the respective individuals.

        James L. Ake, age 53, has been the Executive Vice President and Chief Operating Officer of AmBrew International since June 5, 1996 and has been
associated with its subsidiaries since August 9, 1994.   Mr. Ake was President
of AmBrew USA, AmBrew International's U.S. subsidiary, from December 1996 to March 1998. Before joining the Company, Mr. Ake had been the Director of Financial Analysis and Planning for Sazerac since 1993 where he was responsible for expansion of operations overseas with emphasis on ventures in the Pacific Rim countries. In addition, from November 1994 to June 1996, Mr. Ake had served as Managing Director of Concorde. Prior to joining Sazerac, Mr. Ake was a director in Zapata-Haynie Corporation in Hammond, Louisiana, the largest fishing company in the United States, where Mr. Ake was responsible for corporate planning, oversaw profitability, and development of various departments. Mr. Ake is a registered engineer and is involved with the Japan-Louisiana Friendship Foundation.

        Stephen B. Armstrong, age 35, joined the Company in connection with the Company's acquisition of AmBrew USA (formerly Atlantis Import Company ("Atlantis"). Mr. Armstrong is the Vice President of U.S. Distribution for AmBrew International and President of AmBrew USA. Before joining the Company, Mr. Armstrong was the founder and President of Atlantis, a national beer importer, from 1994 through 1996. From 1992 to 1996, Mr. Armstrong served as Vice President and Director of Sales and Marketing for Dixie Brewing Company, a regional brewery located in New Orleans, Louisiana.

        Nancy R. Hernandez, age 29, has served as the Company's Treasurer since March 1998. She joined the Company in December of 1996 as the Company's Controller. Before joining the Company, Ms. Hernandez was the Accounting Manager for Tropical Export Co., a global exporter of industrial and automotive parts and equipment, from 1993 to 1996 Ms. Hernandez had been with Tropical Export since 1986. During 1995 and 1996, Ms. Hernandez also served as Treasurer for Tropical Sales Ltd., a truck parts and equipment retail store. Ms. Hernandez is a member of the New CPA Committee for the Society of Louisiana Certified Public Accountants.

        Dean McGuinness, age 25, is the General Manager of Celtic Brew LLC ("Celtic"), the Company's majority-owned brewery in Enfield, Ireland. Mr. McGuinness has completed the intensive brewing program at the Siebel Brewing Institute. Before joining the Company in August of 1996, Mr. McGuinness acted as consultant and Marketing Manager for TourIT Ltd, a market research firm, where he developed and implemented numerous marketing strategies utilizing the Internet for promotional efforts, travel reservations, market research and integrated information management. During 1994 and 1995 Mr. McGuinness acted as consultant to various service management companies, including Market Research Consultancy and the Centre for Quality Service Management. Mr. McGuinness earned his Bachelor of Commerce and Masters of Business Studies during 1989-1994. Mr. McGuinness is the son of Mr. Aidan McGuinness, the Company's joint venture partner in Ireland.


                               PERFORMANCE GRAPH

        Set forth below is a line graph comparing he percentage change in the cumulative return to the shareholders of the Company's Common Stock with the cumulative return of the Nasdaq Composite and of a Peer Group for the period commencing September 11, 1996 (the date of the Company's initial public offering) and ending October 31, 1997. Returns for the indicies are weighted bases on market capitalization.


                       [PERFORMANCE CHART APPEARS HERE]

TOTAL RETURN
ANALYSIS

                                       9/11/96         10/31/96        10/31/97
                                       -------         --------        --------
American Craft Brewing Int'l.           $100             $ 67            $ 60
Peer Group                              $100             $ 75            $ 63
Nasdaq Composite (US)                   $100             $106            $138
Source: Carl Thompson Associates www.ctaonline.com (303) 494-5472. Data from Bloomberg Financial Markets


The Company's peer group, selected by the Company in good faith, is comprised of five other publicly traded craft brewing companies. Pyramid Breweries, Inc; Frederick Brewing Co.; Michigan Brewery, Inc.; Lion Brewery, Inc.; and Redhook Ale Brewery incorporated.


                             CERTAIN TRANSACTIONS

        In January 1997, the Company entered into a lease at a current monthly rent of $6,625 with Corporation Calfik, a company wholly-owned by Federico G. Cabo Alvarez, one of AmBrew International's principal shareholders, to lease a 21,443 square foot facility near the Mexico-United States border at which the Company operates Cerveceria Rio Bravo. The lease term is five years with yearly incremental rent increases ending on September 10, 2001 for a total operating lease commitment over the remaining four-year period ending September 11, 2001of $328,125. The lessor has the option to renew the lease for an additional 5 years, with a 6% increase in base rent on the first year of the option and at least a 6% increase in base rent there after.

        In January 1997, the Company obtained the U.S. distribution rights for the Cerveza Mexicali brand from a shareholder ("the licensor"). A $250,000 deposit was placed with the licensor as a down payment on the final purchase price to be determined by independent appraisal in June 1998. The existing inventory was purchased from the shareholder for $114,667, and a royalty of $0.40 will be paid to this individual on all sales through June 1998. Through September 1997, sales of the Cerveza Mexicali brand have been invoiced and collected by the shareholder on behalf of AmBrew USA. Certain expenses incurred by the shareholder related to these sales are reimbursed using the cash receipts collected by the licensor. The same shareholder holds the lease on the Cerveceria Rio Bravo facility. Since September 1997, AmBrew USA has been invoicing and collecting on the sales of Cerveza Mexicali.

        Pursuant to the Employment Agreement between Mr. Bordeaux and the Company dated February 12, 1997, the Company agreed to loan to Mr. Bordeaux an amount equal to $200,000 with interest payable quarterly in arrears at a rate per annum equal to the prime rate of interest as reported in The Wall Street Journal changing as and when such prime rate shall change. Mr. Bordeaux will be required to repay this amount, including accrued interest, on the fifth anniversary of the date of his Employment Agreement or upon termination of his employment by the Company for Cause (as defined in the Employment Agreement) or if terminated by Mr. Bordeaux, unless his employment has been constructively terminated. As of the date hereof, the Company has loaned Mr. Bordeaux $35,000 on such terms.

        During fiscal 1997, AmBrew International entered a joint venture with Aidan McGuinness to operate Celtic Brew LLC ("Celtic Brew"), a brewery located in Enfield, county Meath, Ireland. AmBrew International has a 60% interest in the venture. Aidan McGuinness is also a partner in Twin Meadows, another joint venture that produces beer. The Celtic Brew and Twin Meadows breweries are both located in a building that is leased from Aidan and Mark McGuinness. Various operating costs are shared by Celtic Brew and Twin Meadows and are allocated between the companies.

        In May 1997 the Company entered into a lease for a current monthly rate of $1,050 with Aidan and Mark McGuinness. Mr. Aidan McGuinness is the Company's joint venture partner in Ireland. The lease for the brewing facility in Dublin has a term of 21 years, expiring in April 2018. The lessee has the option to cancel the lease in years 5,10 or 15 during the life of the lease. Total operating lease commitments over the period ending April 2002, the earliest date to cancel the lease, is $52,500.

        Mr. Rothstein is Chairman of the Board of National Securities Corporation, a securities broker-dealer, which performed investment banking services in connection with the Offering. In connection with such services, National Securities Corporation received underwriting fees and discounts.

        The Company has adopted a policy whereby transactions between the Company and its officers, directors, principal stockholders and any affiliates of the foregoing persons are made on terms no less favorable to the Company than could reasonably be obtained in an arms length transaction with independent third parties, and that any such transactions also be approved by a majority of the Company's disinterested outside directors.



                     PROPOSAL 2- APPROVAL OF AMENDMENT TO
                     THE COMPANY'S 1996 STOCK OPTION PLAN

        The shareholders of the Corporation are asked to approve a certain amendment to the Company's 1996 Stock Option Plan ("the Plan") to increase the number of shares of Common Stock reserved for issuance thereunder.

PROPOSED AMENDMENT TO THE PLAN

        The amendment would increase the number of shares of Common Stock reserved for issuance under the Plan by an additional 400,000 shares to a total of 1,000,000 shares. The Company believes that such options are necessary to attract and retain the services of directors, officers and employees and to provide added incentive to such persons through their ownership of the Company's Common Stock.


NEW PLAN BENEFITS

        The Company is unable to determine the dollar value and number of options or shares of Common Stock that will be issued under the Amendment to the 1996 Stock Option Plan if the amendment described herein is approved to (I) any of the executive officers, (ii) the current executive officers as a group, (iii) the current directors who are not executive officers as a group, (iv) each nominee for election as a director and (v) the employees who are not executive officers as a group, because, except for non-discretionary option grants to non-employee directors described above, options are granted on a discretionary basis. The Company is unable to determine the benefits or amounts which would have been received by or allocated to any such persons or group for fiscal 1997 if the amendment to the 1996 Stock Option Plan had been in effect throughout such year.


SUMMARY OF THE STOCK OPTION PLAN

        General. The following description of the Plan is a summary that does not give effect to any of the proposed amendments. The summary, however, does not purport to be a complete description of all the provisions of the Plan. Any shareholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in Metairie, Louisiana.

        The Plan was adopted by the Company's Board of Directors on July 18, 1996 and approved by its stockholders on that date, prior to the Company's initial public offering. The Company reserved 300,00 authorized but unissued shares of Common Stock for issuance under the Plan. The plan was amended on April 22, 1998 to increase the authorized by unissued shares to 600,000. The purpose of the Plan is to provide key employees (including officers) and independent contractors of the Company (including its subsidiaries) with additional incentives by increasing their equity ownership in the Company.

        Options granted under the Plan are intended to qualify as incentive stock options ("ISOs") under Section 422 of the Code. The Plan is intended to satisfy the conditions of Section 16 of the Exchange Act pursuant to Rule 16b-3.

        The Plan is administered by a committee of the Company's Board of Directors comprised of at least two non-employee directors who are "dissinterested" within the meaning of Rule 16b-3 (the "Stock Option Committee"). Subject to the terms of the Plan, the Stock Option Committee has the sole authority and discretion to grant options, construe the terms of the Plan and make all other determinations and take all other action with respect to the Plan.

        Options are exercisable during the period specified by the Stock Option Committee, except that options become immediately exercisable in the event of a Change in Control (as defined in the Plan) of the Company and in the event f certain mergers and reorganizations of the Company. Generally, options vest over a five-year period. No option will be exercisable more then 10 years from the date of grant (or five years in the case of ISOs granted to holders of more than 10% of the Common Stock) or after the option holder ceases to be an employee or independent contractor of the Company; provided that the Stock Option Committee may permit an employee or independent contractor to exercise options after such employee or independent contractor ceases to be an employee or independent contractor, as the case may be, in the event of certain circumstances specified in the documentation of the grant of the option, but in no event will any option be exercisable after its expiration date. Options are nontransferable, except by will or the laws of intestate succession. Shares underlying options that terminate unexercised are available for reissuance under the plan.

        The per share exercise price of options granted under the Plan may not be less than 100% of the Fair Market Value (as defined in the Plan) of a share of the Company's Common Stock on the date of grant (or 110% in the case of ISOs granted to employees owning more than 10% of the Common Stock).

        Certain Federal Income Tax Consequences. The following is a brief summary of the significant aspects of current federal income tax treatment of the stock options that may be granted under the Plan. This summary does not discuss provisions of the Code that generally limit the tax deductibility of the Company's compensation expense.

        The grant of a stock option will not result in tax consequences to the Company or the optionee. Upon the exercise of an option and the transfer to the optionee of shares of Common Stock, the tax treatment depends upon whether the option is a nonqualified stock option or an ISO.

        Non-Qualified Stock Options. When a nonqualified option is exercised, the optionee will realize compensation taxable as ordianry income in an amount equal to the difference between the option price and the Fair Market Value of the shares of Common stock on the date of exercise, and the Company will have a deductible expense in the same amount. The optionee's basis in such shares of Common Stock will generally be the Fair Market Value of such shares of Common Stock on the date of exercise. When the optionee disposes of such shares of Common Stock, the difference between the amount received and the Fair Market Value of the Common Stock on the date of exercise will be treated as long-term or short-term capital gain or loss, depending upon the optionee's holding period for the shares of Common Stock. However, whe a person subject to Section 16(b) of the Securities Exchange Act acquires shares of Common Stock upon the exercise of nonqualified stock option, the ordinary income and the Company's corresponding deduction attributaable to such exercise will be recognized six months after the date of exercise. The amount of such income and decution will equal the difference between the Fair Market Value of the shares of Common Stock at that later date and the option exercise price, unless an election under Section 83(b) of the Code is filied by the optioneee within thirty days after exercise, in which case the inclusion of income and corresponding deduction will occur at the time of exercise.

        Incentive Stock Options. When an ISO is exercised, the optionee will not realize any income and the Company will not be allowed any deduction if certain conditions regarding the optionee's period of employment with the Company are met and if the optioneee does not dispose of the shares of Common Stock within two years after the option was granted or within one year after the optionee acquired the shares of Common Stock. In the event of a sale of the shares of Common Stock after compliance with these conditions, the resulting gain or loss will ordinarily be treated as long-term capital gain or loss. The basis to the optionee of shares of Common Stock acquired upon the exercise of an incentive stock option for cash will be the exercise price.

        The amount by which the Fair Market Value of the shares of Common Stock at the time of exercise exceeds the price paid for such shares of Common Stock by the optionee will be an item of tax preference for purposes of the alternative minimum tax.

        If the optionee of an ISO fails to comply with the condition regarding his period of employment, the optionee is taxed as if he had exercised a nonqualified option, and the Company will have a deductible expense equal to the compensation income recognized by the optionee. If the optionee fails to comply with the condition regarding the holding period of shares of Common Stock, he will be treated as having received compensation taxable as ordinary income at the time of his disposition of the shares of Common Stock equal to the excess of the value of his shares of Common Stock on the date of exercise of his option over the exercise price, except that if his disposition is in an arm's-length sale, the amount treated as compensation and deductible by the Company cannot exceed his gain on the sale. Any gain in excess of the amount treated as compensation will be treated as long-term or short-term capital gain depending on the optionee's holding period for the shares of Common Stock.

        The exercise of an option by the exchange of shares of Common Stock already owned by the optionee will not result in any taxable gain or loss on the unrealized appreciation of the shares of Common Stock so used, except where the optionee, in payment of the option price of an ISO, transfers shares of Common Stock which he originally acquired through a prior exercise of an incentive stock option in violation of the holding period condition referred to above.

        If the Company acquires stock options from an optionee for a cash payment (including a deemed cash payment for the optionee's surrender of all or part of an option in exchange for the cashless exercise of the remaining or another option), the optionee will, at the time of payment or exercise, recognize ordinary income equal to the amount of cash paid or deemed paid and the Company will have a deductible expense equal to the amount of such ordinary income.

        Options Granted Through the Record Date. During fiscal 1997 522,750 options were granted with 13,500 options expiring due to attrition. To date an additional 7,000 options have expired due to attrition.

VOTE REQUIRED

        The affirmative vote of a majority of the votes cast at the annual meeting is required to approve the proposed amendment to the Plan.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2



                PROPOSAL 3- PROPOSAL TO INCREASE THE AUTHORIZED
                     SHARES OF COMMON STOCK TO 75 MILLION

        The shareholders of the Corporation are asked to approve a proposal to increase the authorized shares of Common Stock from 10 million to 75 million. Currently there are 3,796,876 shares of Common Stock issued and outstanding. 600,000 shares are reserved under the Company's 1996 Stock Option Plan as amended and 2,090,876 shares are reserved for issuance pursuant to Common Stock warrants issued and outstanding.

        The Company believes that such an increase in the authorized shares will needed, as the Company explores various avenues of obtaining additional capital, whether in the form of additional equity of debt financing. Once the shares have been authorized by the shareholders, no further shareholder authorization will be required to issuance the shares.

VOTE REQUIRED

        The affirmative vote of a majority of the votes cast at the annual meeting is required to approve the proposal to increase the authorized shares of Common Stock to 75 million.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 3


                 PROPOSAL 4- SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors has selected the firm of Coopers and Lybrand L.L.P. to serve as the independent auditors of the Company for 1998. Coopers and Lybrand L.L.P. has served as independent auditors of the Company since 1997.

        One or more representatives of Coopers and Lybrand L.L.P. are expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

VOTE REQUIRED

        The affirmative vote of a majority of the votes cast at the annual meeting is required to approve the selection of Coopers and Lybrand L.L.P. as the Company's independent auditors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 4

                         COMPLIANCE WITH SECTION 16(a)
                      OF THE SECURITIES AND EXCHANGE ACT

     NAME           NUMBER OF LATE REPORTS             NUMBER OF KNOWN FAILURES
James L. Ake                  2                                    0
Stephen B. Armstrong          2                                    0
John Beaudette                0                                    2
Peter Bordeaux                2                                    0
Federico Cabo Alvarez         0                                    2
Wyndham Carber                0                                    2
Corneilus Dupre'              0                                    0
Joseph Heid                   0                                    2
Charles Jarvie                0                                    2
David Haines                  0                                    1
Mark Halpern                  0                                    0
Edward McDonnell              0                                    2
Paula O'Connor                0                                    0
Steven Rothstein              0                                    2
Steve Tebo                    0                                    0
Susanna Townsend              0                                    2


                          ANNUAL REPORT ON FORM 10-K

        The Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1997, which includes audited financial statements, as filed with the Securities and Exchange Commission, accompanies this Proxy Statement.


                             STOCKHOLDER PROPOSALS

        Any stockholder proposals intended to be presented at the Company's 1999 annual meeting of stockholders must be received no later than December 31, 1998 in order to be considered for inclusion in the Proxy Statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.


                           EXPENSES OF SOLICITATION

        The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the meeting as possible, special solicitations of proxies may, in certain circumstances, be made personally or by telephone, facsimile or mail by one or more employees of the Company. The Company also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principal who are beneficial owners of Common Stock.

                                 OTHER MATTERS

        As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the annual meeting other than the proposals set forth in this Proxy

Statement. If any other matters properly come before the meeting, it is intended that persons named in this Proxy Statement will act in respect thereof in accordance with their best judgement.


                                        By Order of the Board of Directors

                                                JAMES L. AKE
                                                Executive Vice President, Chief
                                                Operating Officer and Secretary

April 22, 1998

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